SiriusPoint reports 80.5% Combined ratio for its Core operations at Q1’23 with Net Income up $358m year on year

HAMILTON, Bermuda, May 3, 2023 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT) today announced results for its first quarter ended March 31, 2023.
•9% growth in book value per diluted common share, capital generation across all business areas, improving asset and financial leverage and strong balance sheet and capital positions are the key highlights of the first quarter
•Continued execution against our strategic priorities with the aim of creating a high performing specialist underwriter with focused, complementary MGA investments
•Targeting double-digit return on average common equity in 2023 with approximately $150m of capital release, at the closing, linked to the Loss Portfolio Transfer providing more capital flexibility
Scott Egan, Chief Executive Officer, said: “We are pleased with the first quarter results. We have delivered positive capital generation across all business areas with our Underwriting business delivering a Core combined ratio of 80.5%. This quarter delivers the first positive net income since Q2’21 while our book value per diluted common share has increased by 9% during the quarter.
We have a strong balance sheet made stronger following the Loss Portfolio Transfer (LPT) of $1.3 billion we previously announced. The LPT transaction will align our balance sheet with our go forward strategy. We expect capital benefits in excess of $150 million at the closing and have released $102 million of reserves linked to the LPT. We expect the transaction to close in June subject to regulatory approval and other closing conditions.
Our people have been working incredibly hard to improve the business and we continue to make progress in creating ‘One SiriusPoint.’ Our efforts are getting noticed. In late March, Fitch revised its outlook from Negative to Stable and reaffirmed its ratings, and, recently AM Best has reaffirmed our Stable ratings and outlook. We still have much to do and are excited about the opportunities ahead.
Today, I am also delighted to announce that Bronek Masojada is joining the SiriusPoint Board of Directors as an Independent Director. This appointment further strengthens our Board. Bronek is highly respected in the insurance industry with a 30 year track record, most recently serving as Chief Executive Officer of Hiscox Group.
We have a clear path for delivery for the rest of the year with an ambition to keep improving. We look forward to sharing updates on our progress during 2023.”

First Quarter 2023 Highlights
•Net income available to SiriusPoint common shareholders of $139 million, or $0.78 per diluted common share
•Combined ratio of 73.8%, underwriting income of $157 million
•Core income of $120 million, which includes underwriting income of $107 million, Core combined ratio of 80.5%, and Core net services income of $13 million
•Net investment income of $62 million and total investment result of $74 million
•Tangible book value per diluted common share increased $0.98, or 9.4%, from December 31, 2022 to $11.41 per share
•Annualized return on average common equity of 28.3%
•Asset duration increased to 2.1 years, from 1.8 years at December 31, 2022

Key Financial Metrics
The following table shows certain key financial metrics for the three months ended March 31, 2023 and 2022:

	2023	2022
	($ in millions, except for per share data and ratios)
Combined ratio	73.8%	93.7%
Core underwriting income (1)	$107.4	$12.7
Core net services income (1)	$12.8	$14.0
Core income (1)	$120.2	$26.7
Core combined ratio (1)	80.5%	97.5%
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	28.3%	(39.5)%
Book value per common share (2)	$12.54	$11.56
Book value per diluted common share (2)	$12.31	$11.32
Tangible book value per diluted common share (1)(2)	$11.41	$10.43
(1)Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. See definitions in “Non-GAAP Financial Measures” and reconciliations in “Segment Reporting.” Tangible book value per diluted common share is a non-GAAP financial measure. See definition and reconciliation in “Non-GAAP Financial Measures.”
(2)Prior year comparatives represent amounts as of December 31, 2022.
First Quarter 2023 Summary
Consolidated underwriting income for the three months ended March 31, 2023 was $156.5 million compared to $33.5 million for the three months ended March 31, 2022. The improvement in net underwriting results was driven by improved favorable prior year loss reserve development of $105.4 million for the three months ended March 31, 2023 compared to $5.5 million for the three months ended March 31, 2022. This increase in favorable prior year loss reserve development was primarily the result of management reflecting the continued favorable reported loss emergence through March 31, 2023 in its best estimate of reserves, which was further validated by the pricing of the 2023 LPT from external reinsurers.
Reportable Segments
The determination of our reportable segments is based on the manner in which management monitors the performance of our operations, which consist of two reportable segments - Reinsurance and Insurance & Services.
Core Underwriting Results
Collectively, the sum of our two segments, Reinsurance and Insurance & Services, constitute our “Core” results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. See reconciliations in “Segment Reporting”. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Core results for the three months ended March 31, 2023 included income of $120.2 million compared to $26.7 million for the three months ended March 31, 2022. Income for the three months ended March 31, 2023 consists of underwriting income of $107.4 million (80.5% combined ratio) and net services income of $12.8 million, compared to underwriting income of $12.7 million (97.5% combined ratio) and net services income of $14.0 million for the three months ended March 31, 2022. The improvement in underwriting income was primarily driven by increased favorable prior year loss reserve development and lower expenses. Net services income for the three months ended March 31, 2023 included net investment losses from Strategic Investments of $3.9 million compared to $0.3 million for the three months ended March 31, 2022.
Losses incurred included $91.9 million of favorable prior year loss reserve development for the three months ended March 31, 2023, compared to $5.0 million for the three months ended March 31, 2022. For the three months ended March 31, 2023, favorable prior year loss reserve development was driven by decreases in the domestic and international property and casualty lines of business in the Reinsurance segment and Accident & Health in the Insurance & Service segment. This increase in favorable prior year loss reserve development was primarily the result of management reflecting the continued favorable reported loss emergence through March 31, 2023 in its best estimate of reserves, which was further validated by the pricing of the 2023 LPT from external reinsurers.

Catastrophe losses, net of reinsurance and reinstatement premiums, for the three months ended March 31, 2023 were $7.0 million, or 1.3 percentage points on the combined ratio, compared to $6.9 million, or 1.3 percentage points on the combined ratio, for the three months ended March 31, 2022.
Reinsurance Segment
Reinsurance generated underwriting income of $79.7 million (69.3% combined ratio) for the three months ended March 31, 2023, compared to $3.1 million (99.0% combined ratio) for the three months ended March 31, 2022. The improvement in net underwriting results was due to favorable prior year loss reserve development.
Reinsurance gross premiums written were $396.2 million for the three months ended March 31, 2023, a decrease of $128.0 million compared to the three months ended March 31, 2022, driven by both the Property and Casualty lines as we execute the Restructuring Plan.
Insurance & Services Segment
Insurance & Services generated segment income of $40.3 million for the three months ended March 31, 2023, compared to $23.6 million for the three months ended March 31, 2022. Segment income for the three months ended March 31, 2023 consists of underwriting income of $27.7 million (90.4% combined ratio) and net services income of $12.6 million, compared to underwriting income of $9.6 million (95.5% combined ratio) and net services income of $14.0 million for the three months ended March 31, 2022. The improvement in underwriting results was primarily due to increased favorable prior year loss reserve development and premium growth that generated underwriting income. The decrease in services income was primarily due to net investment losses from Strategic Investments of $3.9 million for the three months ended March 31, 2023 compared to $0.3 million for the three months ended March 31, 2022.
Insurance & Services gross premiums written were $664.0 million for the three months ended March 31, 2023, an increase of $180.5 million compared to the three months ended March 31, 2022, primarily driven by growth across Insurance & Services, including growth in premiums from strategic partnerships and A&H.
Investments
Total realized and unrealized investment gains (losses) and net investment income was $73.6 million for the three months ended March 31, 2023, compared to $(205.1) million for the three months ended March 31, 2022.
Total realized and unrealized investment gains and net investment income for the three months ended March 31, 2023 was primarily attributable to net investment income on our debt and short-term investment portfolio of $72.6 million. These fixed income positions returned 1.8% in U.S. dollars and an original currency basis. These returns were driven by dividend and interest income primarily on U.S. treasury and corporate debt positions, which make up 51.5% of our total investments, compared to 26.2% of our portfolio as of March 31, 2022.
Investment results for the three months ended March 31, 2022 were primarily attributable to the net investment loss of $128.3 million from our investment in the TP Enhanced Fund, corresponding to a (15.3)% return.
SiriusPoint International Loss Portfolio Transfer
On March 2, 2023, we agreed, subject to applicable regulatory approvals and other closing conditions, to enter into a loss portfolio transfer transaction (“2023 LPT”), on a fund withheld basis, with Pallas Reinsurance Company Ltd., a subsidiary of the Compre Group, an insurance and reinsurance legacy specialist. The 2023 LPT covers approximately $1.3 billion of loss reserves as of September 30, 2022. The transaction is expected to close and incept on or around June 30, 2023. The actual ceded reserves and premium paid will be based on the aforementioned September 30, 2022 amounts, decreased by the amount of paid losses between September 30, 2022 and June 30, 2023. We expect this transaction to result in a gain upon closing, which will be deferred and amortized over the claim payout period of the subject business, and the final amount of the gain will be dependent upon factors including reserve development and claim payments through June 30, 2023. The 2023 LPT comprises several classes of business from 2021 and prior underwriting years. The aggregate limit under the 2023 LPT is 130% of the booked reserves as of the inception of the contract.

Formation of Special Committee
On April 12, 2023, Dan Loeb, one of the Company’s directors, disclosed in a Schedule 13D/A filing that he has determined to explore a potential acquisition of all or substantially all of the Company’s common shares. Mr. Loeb is the CEO and Founder of Third Point LLC.

The Board established a special committee of independent directors (the “Committee”) to review any acquisition proposal made by Mr. Loeb, if and when a proposal is received. In connection with forming the Committee, the Board agreed that it would not move forward with any transaction unless it is first approved by the Committee. There is no assurance that any definitive agreement will be executed with Mr. Loeb or any other party, or that a proposal or any other transaction will be approved or consummated.

Webcast Details
The Company will hold a webcast to discuss its first quarter 2023 results at 8:30 a.m. Eastern Time on May 4, 2023. The webcast of the conference call will be available over the Internet from the Company’s website at www.siriuspt.com under the “Investor Relations” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will be available by dialing 1-888-347-6085 (domestic) or 1-412-317-5189 (international). Participants should ask for the SiriusPoint Ltd. first quarter 2023 earnings call.
The online replay will be available on the Company's website immediately following the call at www.siriuspt.com under the “Investor Relations” section.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “intends,” “seeks,” “anticipates,” “aims,” “plans,” “estimates,” “expects,” “assumes,” “continues,” “should,” “could,” “will,” “may” and the negative of these or similar terms and phrases. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: our ability to execute on our strategic transformation, including re-underwriting to reduce volatility and improving underwriting performance, de-risking our investment portfolio, and transforming our business, including re-balancing our portfolio and growing the Insurance & Services segment; the impact of unpredictable catastrophic events including uncertainties with respect to current and future COVID-19 losses across many classes of insurance business and the amount of insurance losses that may ultimately be ceded to the reinsurance market, supply chain issues, labor shortages and related increased costs, changing interest rates and equity market volatility; inadequacy of loss and loss adjustment expense reserves, the lack of available capital, and periods characterized by excess underwriting capacity and unfavorable premium rates; the performance of financial markets, impact of inflation, and foreign currency fluctuations; our ability to compete successfully in the (re)insurance market and the effect of consolidation in the (re)insurance industry; technology breaches or failures, including those resulting from a malicious cyber-attack on us, our business partners or service providers; the effects of global climate change, including increased severity and frequency of weather-related natural disasters and catastrophes and increased coastal flooding in many geographic areas; our ability to retain key senior management and key employees; a downgrade or withdrawal of our financial ratings; fluctuations in our results of operations; legal restrictions on certain of SiriusPoint’s insurance and reinsurance subsidiaries’ ability to pay dividends and other distributions to SiriusPoint; the outcome of legal and regulatory proceedings and regulatory constraints on our business; reduced returns or losses in SiriusPoint’s investment portfolio; our potential exposure to U.S. federal income and withholding taxes and our significant deferred tax assets, which could become devalued if we do not generate future taxable income or applicable corporate tax rates are reduced; risks associated with delegating authority to third party managing general agents; future strategic transactions such as acquisitions, dispositions, investments, mergers or joint ventures; SiriusPoint’s response to any acquisition proposal that may be received from Daniel Loeb or any other party, including any actions that may be considered by the Company’s board of directors or any committee thereof; and other risks and factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and other subsequent periodic reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Other Financial Metrics
In presenting SiriusPoint’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). SiriusPoint’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of SiriusPoint’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. Core underwriting income, Core net services income, Core income, and Core combined ratio are non-GAAP financial measures. Management believes it is useful to review Core results as it better reflects how management views the business and reflects the Company’s decision to exit the runoff business. Tangible book value per diluted common share is also a non-GAAP financial measure and the most comparable U.S. GAAP measure is book value per common share. Tangible book value per diluted common share excludes the total number of unvested restricted shares, at period end, and intangible assets. While restricted shares are outstanding, they are excluded because they are unvested. Further, management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The tangible book value per diluted common share is also useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information please visit www.siriuspt.com.
Contacts

Investor Relations
Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer
Dhruv.gahlaut@siriuspt.com
+44 7514 659 918

Media
Clare Kerrigan - Chief Communications Officer
Clare.kerrigan@siriuspt.com
+ 44 7720 163 949

SIRIUSPOINT LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2023 and December 31, 2022
(expressed in millions of U.S. dollars, except per share and share amounts)

	March 31, 2023	December 31, 2022
Assets
Debt securities, available for sale, at fair value, net of allowance for credit losses of $0.0 (2022 - $0.0) (cost - $3,585.9; 2022 - $2,678.1)	$3,565.9	$2,635.5
Debt securities, trading, at fair value (cost - $1,199.9; 2022 - $1,630.1)	1,120.2	1,526.0
Short-term investments, at fair value (cost - $595.3; 2022 - $984.5)	594.0	984.6
Investments in related party investment funds, at fair value	117.9	128.8
Other long-term investments, at fair value (cost - $372.9; 2022 - $392.0) (includes related party investments at fair value of $199.1 (2022 - $201.2))	361.9	377.2
Equity securities, trading, at fair value (cost - $1.6; 2022 - $1.8)	1.6	1.6
Total investments	5,761.5	5,653.7
Cash and cash equivalents	763.6	705.3
Restricted cash and cash equivalents	211.0	208.4
Redemption receivable from related party investment fund	11.6	18.5
Due from brokers	6.5	4.9
Interest and dividends receivable	33.5	26.7
Insurance and reinsurance balances receivable, net	2,261.0	1,876.9
Deferred acquisition costs, net	357.1	294.9
Unearned premiums ceded	462.3	348.8
Loss and loss adjustment expenses recoverable, net	1,392.0	1,376.2
Deferred tax asset	175.7	200.3
Intangible assets	161.9	163.8
Other assets	209.5	157.9
Total assets	$11,807.2	$11,036.3
Liabilities
Loss and loss adjustment expense reserves	$5,318.9	$5,268.7
Unearned premium reserves	1,833.1	1,521.1
Reinsurance balances payable	1,004.9	813.6
Deposit liabilities	141.2	140.5
Securities sold, not yet purchased, at fair value	19.4	27.0
Securities sold under an agreement to repurchase	20.3	18.0
Due to brokers	60.1	—
Accounts payable, accrued expenses and other liabilities	275.7	266.6
Deferred tax liability	59.4	59.8
Liability-classified capital instruments	47.0	60.4
Debt	779.2	778.0
Total liabilities	9,559.2	8,953.7
Commitments and contingent liabilities
Shareholders’ equity
Series B preference shares (par value $0.10; authorized and issued: 8,000,000)	200.0	200.0
Common shares (issued and outstanding: 162,367,173; 2022 - 162,177,653)	16.2	16.2
Additional paid-in capital	1,642.6	1,641.3
Retained earnings	400.8	262.2
Accumulated other comprehensive loss, net of tax	(23.0)	(45.0)
Shareholders’ equity attributable to SiriusPoint shareholders	2,236.6	2,074.7
Noncontrolling interests	11.4	7.9
Total shareholders’ equity	2,248.0	2,082.6
Total liabilities, noncontrolling interests and shareholders’ equity	$11,807.2	$11,036.3

SIRIUSPOINT LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three months ended March 31, 2023 and 2022
(expressed in millions of U.S. dollars, except per share and share amounts)

	2023	2022
Revenues
Net premiums earned	$595.5	$529.3
Net realized and unrealized investment gains (losses)	11.3	(81.9)
Net realized and unrealized investment gains (losses) from related party investment funds	0.8	(131.0)
Net investment income	61.5	7.8
Net realized and unrealized investment gains (losses) and net investment income	73.6	(205.1)
Other revenues	15.8	37.2
Total revenues	684.9	361.4
Expenses
Loss and loss adjustment expenses incurred, net	267.1	340.1
Acquisition costs, net	119.7	108.5
Other underwriting expenses	52.2	47.2
Net corporate and other expenses	61.8	77.4
Intangible asset amortization	2.4	1.9
Interest expense	10.8	9.3
Foreign exchange (gains) losses	0.1	(19.4)
Total expenses	514.1	565.0
Income (loss) before income tax expense	170.8	(203.6)
Income tax expense	(25.8)	(9.7)
Net income (loss)	145.0	(213.3)
Net (income) loss attributable to noncontrolling interests	(2.4)	0.3
Net income (loss) available to SiriusPoint	142.6	(213.0)
Dividends on Series B preference shares	(4.0)	(4.0)
Net income (loss) available to SiriusPoint common shareholders	$138.6	$(217.0)
Earnings (loss) per share available to SiriusPoint common shareholders
Basic earnings (loss) per share available to SiriusPoint common shareholders	$0.80	$(1.36)
Diluted earnings (loss) per share available to SiriusPoint common shareholders	$0.78	$(1.36)
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	160,905,860	159,867,593
Diluted	164,130,946	159,867,593

SIRIUSPOINT LTD.
SEGMENT REPORTING

	Three months ended March 31, 2023
	Reinsurance	Insurance & Services	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross premiums written	$396.2	$664.0	$1,060.2	$—	$50.3	$—	$1,110.5
Net premiums written	311.0	452.6	763.6	—	28.1	—	791.7
Net premiums earned	259.5	291.2	550.7	—	44.8	—	595.5
Loss and loss adjustment expenses incurred, net	85.6	172.5	258.1	(1.3)	10.3	—	267.1
Acquisition costs, net	66.0	71.7	137.7	(32.5)	14.5	—	119.7
Other underwriting expenses	28.2	19.3	47.5	—	4.7	—	52.2
Underwriting income	79.7	27.7	107.4	33.8	15.3	—	156.5
Services revenue	0.2	63.6	63.8	(34.3)	—	(29.5)	—
Services expenses	—	45.5	45.5	—	—	(45.5)	—
Net services fee income	0.2	18.1	18.3	(34.3)	—	16.0	—
Services noncontrolling income	—	(1.6)	(1.6)	—	—	1.6	—
Net investment losses from Strategic Investments	—	(3.9)	(3.9)	—	—	3.9	—
Net services income	0.2	12.6	12.8	(34.3)	—	21.5	—
Segment income	79.9	40.3	120.2	(0.5)	15.3	21.5	156.5
Net realized and unrealized investment gains (losses)					15.2	(3.9)	11.3
Net realized and unrealized investment gains from related party investment funds					0.8	—	0.8
Net investment income					61.5	—	61.5
Other revenues					(13.7)	29.5	15.8
Net corporate and other expenses					(16.3)	(45.5)	(61.8)
Intangible asset amortization					(2.4)	—	(2.4)
Interest expense					(10.8)	—	(10.8)
Foreign exchange losses					(0.1)	—	(0.1)
Income before income tax expense	$79.9	$40.3	120.2	(0.5)	49.5	1.6	170.8
Income tax expense			—	—	(25.8)	—	(25.8)
Net income			120.2	(0.5)	23.7	1.6	145.0
Net income attributable to noncontrolling interest			—	—	(0.8)	(1.6)	(2.4)
Net income available to SiriusPoint			$120.2	$(0.5)	$22.9	$—	$142.6

Underwriting Ratios: (1)
Loss ratio	33.0%	59.2%	46.9%				44.9%
Acquisition cost ratio	25.4%	24.6%	25.0%				20.1%
Other underwriting expenses ratio	10.9%	6.6%	8.6%				8.8%
Combined ratio	69.3%	90.4%	80.5%				73.8%
(1)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

	Three months ended March 31, 2022
	Reinsurance	Insurance & Services	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross premiums written	$524.2	$483.5	$1,007.7	$—	$2.0	$—	$1,009.7
Net premiums written	374.9	337.5	712.4	—	1.5	—	713.9
Net premiums earned	307.6	212.8	520.4	—	8.9	—	529.3
Loss and loss adjustment expenses incurred, net	194.5	134.0	328.5	(1.2)	12.8	—	340.1
Acquisition costs, net	79.9	53.5	133.4	(25.6)	0.7	—	108.5
Other underwriting expenses	30.1	15.7	45.8	—	1.4	—	47.2
Underwriting income (loss)	3.1	9.6	12.7	26.8	(6.0)	—	33.5
Services revenue	—	56.8	56.8	(30.8)	—	(26.0)	—
Services expenses	—	43.3	43.3	—	—	(43.3)	—
Net services fee income	—	13.5	13.5	(30.8)	—	17.3	—
Services noncontrolling loss	—	0.8	0.8	—	—	(0.8)	—
Net investment losses from Strategic Investments	—	(0.3)	(0.3)	—	—	0.3	—
Net services income	—	14.0	14.0	(30.8)	—	16.8	—
Segment income (loss)	3.1	23.6	26.7	(4.0)	(6.0)	16.8	33.5
Net realized and unrealized investment losses					(81.6)	(0.3)	(81.9)
Net realized and unrealized investment losses from related party investment funds					(131.0)	—	(131.0)
Net investment income					7.8	—	7.8
Other revenues					11.2	26.0	37.2
Net corporate and other expenses					(34.1)	(43.3)	(77.4)
Intangible asset amortization					(1.9)	—	(1.9)
Interest expense					(9.3)	—	(9.3)
Foreign exchange gains					19.4	—	19.4
Income (loss) before income tax expense	$3.1	$23.6	26.7	(4.0)	(225.5)	(0.8)	(203.6)
Income tax expense			—	—	(9.7)	—	(9.7)
Net income (loss)			26.7	(4.0)	(235.2)	(0.8)	(213.3)
Net loss attributable to noncontrolling interest			—	—	—	0.3	0.3
Net income (loss) available to SiriusPoint			$26.7	$(4.0)	$(235.2)	$(0.5)	$(213.0)

Underwriting Ratios: (1)
Loss ratio	63.2%	63.0%	63.1%				64.3%
Acquisition cost ratio	26.0%	25.1%	25.6%				20.5%
Other underwriting expenses ratio	9.8%	7.4%	8.8%				8.9%
Combined ratio	99.0%	95.5%	97.5%				93.7%
(1)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

SIRIUSPOINT LTD.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS & OTHER FINANCIAL MEASURES
Non-GAAP Financial Measures
Core Results
Collectively, the sum of the Company's two segments, Reinsurance and Insurance & Services, constitute "Core" results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Core underwriting income - calculated by subtracting loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses from net premiums earned.
Core net services income - consists of services revenues which include commissions, brokerage and fee income related to consolidated MGAs, and other revenues, services expenses which include direct expenses related to consolidated MGAs, services noncontrolling income which represent minority ownership interests in consolidated MGAs, and net investment gains from Strategic Investments which are net investment gains/losses from investment in our strategic partners. Net services income is a key indicator of the profitability of the Company's services provided, including investment returns on non-consolidated investment positions held.
Core income - consists of two components, core underwriting income and core net services income. Core income is a key measure of our segment performance.
Core combined ratio - calculated by dividing the sum of Core loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by Core net premiums earned. Accident year loss ratio and accident year combined ratio are calculated by excluding prior year loss reserve development to present the impact of current accident year net loss and loss adjustment expenses on the Core loss ratio and Core combined ratio, respectively. Attritional loss ratio excludes catastrophe losses from the accident year loss ratio as they are not predictable as to timing and amount. These ratios are useful indicators of our underwriting profitability.
Tangible Book Value Per Diluted Common Share
Tangible book value per diluted common share, as presented, is a non-GAAP financial measure and the most comparable U.S. GAAP measure is book value per common share. Tangible book value per diluted common share excludes the total number of unvested restricted shares, at period end, and intangible assets. While restricted shares are outstanding, they are excluded because they are unvested. Further, management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The tangible book value per diluted common share is also useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets.

The following table sets forth the computation of book value per common share, book value per diluted common share and tangible book value per diluted common share as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
	($ in millions, except share and per share amounts)
Common shareholders’ equity attributable to SiriusPoint common shareholders	$2,036.6	$1,874.7
Intangible assets	(161.9)	(163.8)
Tangible diluted common shareholders' equity attributable to SiriusPoint common shareholders	$1,874.7	$1,710.9

Common shares outstanding	162,367,173	162,177,653
Effect of dilutive stock options, restricted share units, warrants and Series A preference shares	3,023,030	3,492,795
Book value per diluted common share denominator	165,390,203	165,670,448
Unvested restricted shares	(1,134,473)	(1,708,608)
Tangible book value per diluted common share denominator	164,255,730	163,961,840

Book value per common share	$12.54	$11.56
Book value per diluted common share	$12.31	$11.32
Tangible book value per diluted common share	$11.41	$10.43
Other Financial Measures
Annualized Return on Average Common Shareholders’ Equity Attributable to SiriusPoint Common Shareholders
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders is calculated by dividing annualized net income (loss) available to SiriusPoint common shareholders for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period.
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders for the three months ended March 31, 2023 and 2022 was calculated as follows:

	2023	2022
	($ in millions)
Net income (loss) available to SiriusPoint common shareholders	$138.6	$(217.0)
Common shareholders’ equity attributable to SiriusPoint common shareholders - beginning of period	1,874.7	2,303.7
Common shareholders’ equity attributable to SiriusPoint common shareholders - end of period	2,036.6	2,088.2
Average common shareholders’ equity attributable to SiriusPoint common shareholders	$1,955.7	$2,196.0
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	28.3%	(39.5)%